Exhibit 10.33

September 30, 2024

Dear Mr. Adebayo O. Ogunlesi,

Welcome! On behalf of BlackRock, we are excited about the prospect of having you as part of the BlackRock team. We look forward to all we can achieve as we bring our teams together to serve clients.

As you are aware, BlackRock, Inc. (“BlackRock”) and Global Infrastructure Management, LLC (“GIP”), together with certain other parties, have entered into the Transaction Agreement, dated as of January 12, 2024 (the “Transaction Agreement”) and the Governance Agreement, dated as of the date hereof (the “Governance Agreement”). If anything contained in this letter is found to conflict with or otherwise be inconsistent with any provision of the Governance Agreement, the provisions of the Governance Agreement shall control any such conflict or inconsistency.

We are providing this letter to briefly describe the compensation and benefits that you will receive or will be eligible for, as applicable, following the close of the transaction contemplated by the Transaction Agreement (the “Closing”, with the date of such Closing, the “Closing Date”), and to provide other important information relative to your employment with BlackRock. Please note that your employment with BlackRock is subject to and contingent upon the Closing occurring and this letter will be void if the Closing fails to occur for any reason.

This confirms that upon the Closing, (a) your title will be “Senior Managing Director, Chairman and Chief Executive Officer” of Global Infrastructure Partners, a part of BlackRock, reporting to Laurence D. Fink, BlackRock’s Chairman and Chief Executive Officer, and (b) you will become a member of BlackRock’s Global Executive Committee. Following the Closing, you will continue to be employed on a full-time basis by your current employing entity, which will become part of the BlackRock group of companies. You will also become a member of the GIP Office of the Chairman (as defined in the Governance Agreement) and your day-to-day executive duties, responsibilities and authorities will be determined in accordance with the governance and operating principles set forth in the Governance Agreement. You will continue to be based in New York.

Section 1. Compensation and Benefits.

(a)
Base Compensation. Your base salary will be at an annualized rate of $250,000, payable semi-monthly and in accordance with BlackRock’s standard payroll practices. Beginning on January 1, 2026 (or such earlier date as may be mutually agreed upon by the GIP Office of the Chairman and BlackRock), your annualized base salary may be changed to harmonize such amount with BlackRock’s compensation standards and align your compensation with similarly-situated BlackRock employees, but shall not affect any compensation payable in respect of any period prior to January 1, 2026 that is paid following such date. All compensation and benefits paid to you by BlackRock shall be subject to reduction, as may be applicable, to reflect all required tax withholdings and other payroll deductions.
(b)
Bonus Compensation and Total Compensation.
(i)
2024 Annual Bonus. In recognition of your performance in the 2024 calendar year, you will be eligible for an annual discretionary cash bonus, payable in a manner consistent with GIP pre-Closing practice, targeted at no less than $3,750,000.

(ii)
2025 Annual Bonus. In recognition of your performance in the 2025 calendar year, you will be eligible for an annual discretionary cash bonus, payable in a manner consistent with GIP pre-Closing practice.

(iii)
Total Compensation (after 2025). Annual discretionary bonuses reflect the financial performance of BlackRock, the performance of your business unit and your individual performance for the relevant performance year, in each case, as determined by the Management Development & Compensation Committee of the Board of Directors of BlackRock (the “MDCC”). The amount and form of annual discretionary bonus compensation is not guaranteed. A bonus awarded to you in one year does not mean that any bonus will be awarded to you in a subsequent year.

Notwithstanding any provision to the contrary above, starting on January 1, 2026 (or such earlier date as may be mutually agreed upon by the GIP Office of the Chairman and BlackRock), the form of delivery of your total compensation (inclusive of base salary, annual bonus and other incentive compensation but excluding any distributions in respect of (A) carried interest, performance fees, or similar entitlements and (B) any commitments made to investment vehicles or accounts sponsored or managed by the Company Business (as defined in the Governance Agreement) (such amounts under the foregoing clauses (A) and (B), together, the “PRE”)) in respect of 2026 and subsequent calendar years may be changed to harmonize with BlackRock’s total compensation approach for similarly-situated individuals, which provides that compensation may be delivered in a mix of cash and deferred equity under the terms of BlackRock’s standard guidelines applicable to similarly-situated BlackRock employees (consistent with the terms of the Governance Agreement).

BlackRock has a strong pay for performance culture. The firm maintains a “total compensation” philosophy and strives to create a competitive total package consisting of base salary, annual bonus, and long-term awards that is intended to align individual performance with the financial success of the firm.

To be eligible to receive any bonus award discussed above, you must be employed with BlackRock, not have given notice of resignation or been informed that your employment has been terminated, in each case, through the date of payment, which is generally no later than February 1st of the year following the performance year.

(c)
Employee Benefits. For the period commencing on the Closing Date through December 31, 2025 (or such earlier date as may be mutually agreed upon by the GIP Office of the Chairman and BlackRock) (such period, the “GIP Benefit Period”), you will continue to participate or be eligible to participate in all legacy GIP employee health, welfare, voluntary insurance, retirement savings and other benefit plans that were provided to you by the Company Group (as defined in the Transaction Agreement) immediately prior to the Closing Date subject to the terms and conditions of the applicable plan as may be in effect during the GIP Benefit Period or accrued during the GIP Benefit Period (excluding retention, transaction or change in control payments, deferred compensation, severance, retiree health and welfare benefits, defined benefit pension benefits, PRE, profits interests and allocations related thereto, and profit sharing). During the GIP Benefit Period, you will be eligible for leave and paid time off in accordance with GIP policy as in effect immediately prior to the Closing Date.

Effective as of January 1, 2026 (or such earlier date as may be mutually agreed upon by the GIP Office of the Chairman and BlackRock) and subsequent calendar years, you will be eligible to participate in BlackRock’s employee benefit plans and programs, as in effect from time to time. You will be given full credit for all periods of service you had with the Company Group on or before the Closing Date to the extent it was recognized as service by the applicable member of the Company Group for purposes of vesting, eligibility to participate and level of benefits under BlackRock’s employee benefits plans and programs in which you are eligible to participate following the Closing Date for service accrued or deemed accrued on or prior to the Closing Date with the Company Group (or any predecessor thereto) to the same extent that such credit was recognized by the Company Group under an analogous employee benefit plan or program of the Company Group immediately prior to the Closing, except to the extent that such credit would result in any duplication of benefits for the same period of service.

In addition, and notwithstanding anything to the contrary in this letter, for so long as you remain an employee of BlackRock (even after the GIP Benefit Period), you shall retain your benefits with respect to (i) the use of private and first-class air travel for business purposes (including personally owned private aircraft); (ii) your participation in the enhanced medical benefits under ArmadaCare at your level of participation as of the Closing Date throughout your BlackRock employment; and (iii) lifetime retiree medical benefits provided by GIP to retired founders, subject to the continuity of your coverage under GIP’s and BlackRock’s medical benefits plans, and your not being eligible for medical coverage with another employer; in each case of the foregoing clauses (i)-(iii) (collectively, the “Protected Benefits”), in a manner consistent with GIP’s past practice prior to the Closing Date.

For the avoidance of doubt, you will not be eligible to receive any awards pursuant to the Retention Plan (as defined in the Transaction Agreement).

Except as expressly provided above with respect to the Protected Benefits, nothing in this letter should be construed as a guarantee of any particular level of benefits or of your participation in any benefit plan. Subject to the specific terms of this letter, the Transaction Agreement, and the Governance Agreement, BlackRock and GIP reserve the right to amend, modify or terminate any or all benefits and compensation plans and programs at any time.

(d)
PRE. During your employment with GIP prior to the Closing, you have participated in allocations and distributions with respect to PRE. Your current allocations and distributions with respect to such PRE in Existing Funds (as defined in the Governance Agreement) will remain fully intact and shall be governed by the associated award letters, compensation statements, Organizational Documents (as defined in the Governance Agreement), the Governance Agreement and the Transaction Agreement, as applicable (and nothing in this letter is intended to create any additional rights or entitlements in PRE beyond those contained in such documentation). You will remain responsible for the co- investment requirement associated with such grants of PRE consistent with past practices.

Section 2. Pre-Employment Requirements; Conditions of Employment Continuation.

Your employment and continuation of employment with BlackRock upon the Closing is contingent upon your (i) signing and returning of this letter, (ii) successful completion of BlackRock’s standard background checks, (iii) your provision to BlackRock of appropriate documentation authorizing you to work in the United States, and (iv) your completion of BlackRock’s Initial Political Contributions Disclosure form, if applicable, and the absence of restrictions on your employment due to prior political contributions.

(a)
Business Protection Agreement (Restrictive Covenants). In connection with the Transaction Agreement, you have entered into that certain Business Protection Agreement, dated as of January 12, 2024, by and among you, GIP and New Banana, Inc. (the “BPA”), setting forth certain restrictive covenants and other agreements among the parties thereto. This letter shall only become effective upon the Closing if the BPA becomes effective upon the Closing without repudiation by you. Notwithstanding the foregoing, nothing herein shall be construed to limit any of your rights or entitlements to consideration pursuant to the Transaction Agreement and such rights and entitlements to consideration shall not be contingent on your employment with BlackRock or any of its affiliates.
(b)
Screening Process. BlackRock’s background screening process consists of the following: (i) a background check (which dependent upon job location or employing entity may include processing of fingerprints for purposes of a criminal records check); and (ii) your provision to BlackRock of appropriate documentation authorizing you to work in the United States.
(c)
BlackRock Policies. There are a number of BlackRock policies relating to Compliance and other areas that will also require your attention. Information on these policies will be made available to you either before or shortly after the Closing Date.
(d)
Confidentiality and Employment Policy. You will be required to sign a confidentiality and solicitation agreement (the “Confidentiality and Employment Policy”) as a condition of employment upon the Closing, a copy of which is enclosed with this letter.
(e)
Notice Period. Notwithstanding your “at-will” status, written notice of the intention to leave BlackRock is required of any Employee as detailed in the Confidentiality and Employment Policy. For clarity, the notice period required for Senior Managing Directors is 90 days.
(f)
Outside Activities. BlackRock maintains an Outside Activity Policy, which describes certain outside activities for which employees must seek prior approval. A copy of the policy is provided separately for your review. The Outside Activity Policy is subject to change at any time in the sole discretion of BlackRock. Upon your commencement of employment, you will be required to complete a form (which will be provided to you) disclosing any activities covered by the policy or confirming that there are none. While BlackRock encourages its employees to be involved in activities outside of the workplace, activities covered by the policy must be approved by BlackRock’s Legal & Compliance Department or the Outside Activity Review Committee and any current activities in which you are engaged will be reviewed in the same manner as applicable to new and current BlackRock employees.

Section 3. Acknowledgments and Representations.

(a)
You hereby acknowledge and agree that (i) you are not permitted to make any unauthorized use of documents or other information in your employment with BlackRock which could properly be considered or construed to be confidential or proprietary information of another individual or company (for clarity, this excludes the Company Group); (ii) you may not bring any confidential documents or other form of tangible information onto the premises of BlackRock relating to your prior employer(s)’ business, (for clarity, this excludes the Company Group); and (iii) you are not subject to any contractual or other restriction or obligation that would prohibit you from becoming employed by BlackRock or performing your duties and responsibilities with BlackRock.

Notwithstanding the foregoing, this clause shall not be construed to restrict you from retaining and using in connection with your BlackRock employment information pertaining to the business being acquired pursuant to the terms of the Transaction Agreement.

(b)
Entire Agreement. This letter, together with the Confidentiality and Employment Policy and the Governance Agreement, reflects the complete agreement between you and BlackRock regarding the terms of your employment with BlackRock and supersedes any other statements or agreements regarding your employment with BlackRock on or before the date of your signing of this letter between you and BlackRock and any of its affiliates (including, without limitation, following the Closing, GIP, and including any employment agreement or arrangement or other restrictive covenant between you and GIP which, as of the Closing, shall become null and void). Notwithstanding the foregoing, this letter does not supersede the BPA or any other restrictive covenant agreement or arrangement to which you are a party or bound, including but not limited to those set forth in any Protective Covenants Agreement or Organizational Documents, or any amendment thereto. This letter may not be modified, except by a writing signed by an authorized representative of BlackRock and you.

(c)
Employment Status. At all times during your employment with BlackRock, you will be considered an employee at-will. This means that both you and BlackRock have the right, subject to Section 2(e) hereof, to terminate your employment at any time, with or without cause.

Please signify your acceptance of the terms and conditions of this letter by signing and dating where indicated below and returning the executed letter.

If you have any questions, please contact a member of the GIP HR team at Human.Resources@global-infra.com, who will refer matters to BlackRock HR as appropriate.

We are excited about the future and look forward to the Closing and welcoming you to the team. Together, we will build on the work you have already accomplished to create a world leading infrastructure private markets investment platform. We look forward to all that we will achieve together.

Sincerely,

/s/ Martin Small

Martin Small

Senior Managing Director

Agreed and Accepted this 30th day of September, 2024

Adebayo O. Ogunlesi